Exhibit 99.1

                Pacific Energy Partners, L.P. Announces
      Resolution of Rate Complaint with Sinclair Oil Corporation


    LONG BEACH, Calif.--(BUSINESS WIRE)--June 10, 2003--Pacific Energy Partners, L.P. (NYSE:PPX) (the "Partnership") announced that an Agreement has been signed between Rocky Mountain Pipeline System LLC ("RMPS"), a wholly-owned subsidiary of the Partnership, and Sinclair Oil Corporation ("Sinclair").
    The Agreement, which settles various rate matters being contested by Sinclair and RMPS before the Federal Energy Regulatory Commission ("FERC"), covers shipments of crude oil on RMPS' Western Corridor pipeline system that originate at the Canada-U.S. border or Cutbank, Mont., and are delivered to Casper or Guernsey, Wyo. RMPS will implement a new tariff rate structure for these long-haul shipments that will provide, for a period of two years, a volume-tiered rate between $1.32 per barrel and $1.10 per barrel, compared to the current fixed rate of $1.32 per barrel. The new tariff will become effective on July 1, 2003, subject to FERC approval.
    RMPS acquired the Western Corridor pipeline system together with the Salt Lake City Core pipeline system on March 1, 2002. On March 19, 2002, RMPS filed revised tariffs with the FERC that reduced the rates charged for interstate transportation service on the Western Corridor system. As previously disclosed in the Partnership's SEC filings, Sinclair filed a complaint with the FERC on April 15, 2002, which, among other things, challenged RMPS's rates for the transportation of crude oil on the Western Corridor system. On July 22, 2002, RMPS filed an application with the FERC seeking authority to charge market-based rates, which, if granted, would have allowed RMPS to set its Western Corridor system tariff rates in response to competitive forces, rather than by reference to the cost of service. Under this Agreement, Sinclair will withdraw its cost-of-service complaint, and RMPS will withdraw its application for market-based rates, which it may not re-file for a period of two years, subject to certain exceptions.
    The new tariff will maintain the current $1.32 per barrel rate if long-haul volumes over the course of a quarter average less than 10,000 bpd. It will, however, provide a graduated reduction of rates as shipments increase to several prescribed levels above 10,000 bpd, as measured over each quarter, with the rate decreasing to its lowest level of $1.10 per barrel for all shipments during any quarter in which the volume equals or exceeds an average of 18,000 bpd. RMPS expects that increased volumes will result from the lower rates, and that RMPS will realize increased aggregate revenue as its customers benefit from lower per-barrel transportation costs.
    Irv Toole, President and Chief Executive Officer, said, "We believe this Agreement provides a win-win solution for our customers and for the Partnership, and will provide our customers with an opportunity to benefit from the lower tariff structure. We expect to transport higher volumes of crude oil on the Western Corridor pipeline system as a result of our new rates and as demand in the Rocky Mountain region continues to increase. In addition, as domestic production in the Rocky Mountain area declines, we believe there will be increased imports of crude oil from Alberta, Canada, to Rocky Mountain refineries."
    Pacific Energy Partners, L.P., a Delaware limited partnership headquartered in Long Beach, Calif., owns and operates crude oil midstream assets located in California and the Rocky Mountain region with over 3,000 miles of pipelines and 4.6 million barrels of storage capacity. The Partnership is engaged in gathering, blending, transporting, storing and distributing crude oil. The Partnership generates revenues primarily by charging tariff rates for transporting crude oil through its pipelines.

    This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as "expect," "will" and similar expressions identify these forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002.


    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562/728-2871
             Fax: 562/728-2881